Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne, Sr. Vice President-Finance
Dover, Delaware, January 27, 2005	(302) 857-3292

DOVER DOWNS GAMING & ENTERTAINMENT, INC. REPORTS RESULTS
FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2004

Dover Downs Gaming & Entertainment, Inc. (NYSE-Symbol: DDE) today reported results for the three months and year ended December 31, 2004.

Pro-forma earnings per share for the fourth quarter of 2004 were $.15 per diluted share compared with pro-forma earnings of $.12 per diluted share for the fourth quarter of 2003. Pro-forma net earnings improved 16.8% to $3,845,000 compared with pro-forma net earnings of $3,292,000 for the fourth quarter of 2003.

The disclosure of pro-forma results is necessary as there were two items affecting the comparability of the fourth quarter of 2004 financial statements with the fourth quarter of 2003 financial statements:

1)     Previously, the Company recorded the expense for customer reward points when they were redeemed by the customer, and disclosed the total outstanding obligation in its footnotes in accordance with generally accepted accounting principles.  As a result of a fourth quarter change in how its customers can use their reward points, the Company was required to change its accounting.  The Company must now expense reward points as they are earned by the customer, and as a result, the fourth quarter statement of earnings includes a one-time, net non-recurring charge of $2,250,000 to record the total points earned during the last nine years that were outstanding at the date of the program change.  The earnings per share effect of the change in policy is $.05 per diluted share in the fourth quarter of 2004.

2)     As previously disclosed, the Company received $1,300,000 in the fourth quarter of 2003 from its insurance carrier to settle a business interruption claim related to the opening of the Dover Downs Hotel and Conference Center. The earnings per share effect of the insurance proceeds was $.03 per diluted share in the fourth quarter of 2003.

Without the pro-forma adjustments, net earnings for the fourth quarter of 2004 were $2,507,000, or $.10 per diluted share, compared with $4,063,000 or $.15 per diluted share for the fourth quarter of 2003.

The Company’s gross revenues for the fourth quarter of 2004 were $56,532,000 compared with $51,310,000 for the fourth quarter of 2003.  Slot win improved more than 15% compared with the fourth quarter of 2003, as the Company’s share of the Delaware slot market reached its highest levels to date.

“We are extremely happy with our fourth quarter results, as well as our slot win growth for 2004 as a whole,” stated Denis McGlynn, President and Chief Executive Officer.  “Our level of play is increasing, but more importantly, our level of play from our Club customers is increasing faster.  The increase in rated play has, and will continue to allow us to more effectively market to our customers with our recently installed slot data system.”

Occupancy levels for the Dover Downs Hotel and Conference Center remained strong, averaging more than 93% for the fourth quarter and almost 95% for calendar 2004.

The Company continued the transformation of its casino floor to the new ticket in/ticket out technology, with 528 ticket in/ticket out games on line at the end of December 2004. The Company expects to have approximately 1,900 ticket in/ticket out games by the end of 2005.

For the year ended December 31, 2004, gross revenues increased 9.7% to $227,717,000 compared with $207,499,000 for 2003.

On the pro-forma basis described above, net earnings were $17,719,000 or $.67 per diluted share for the year ended December 31, 2004 compared with $16,466,000 or $ .62 per diluted share for the year ended December 31, 2003.  Without the pro-forma adjustments, net earnings were $16,381,000 or $.62 per diluted share compared with $17,237,000 or $ .65 per diluted share for 2003.

The Company announced yesterday that its Board of Directors declared a quarterly dividend of $.06 per share. The dividend is payable on March 10, 2005 to shareholders of record at the close of business on February 10, 2005.

Also during the quarter, the Company successfully completed a self tender of 1,600,000 shares of Class A common stock and 1,040,421 shares of common stock at a purchase price of $12.00 per share.  The repurchase represented approximately 10% of the Company’s outstanding shares.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions.  Such statements are subject to various risks and uncertainties that could cause results to vary materially.  Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Downs Gaming & Entertainment, Inc. is a diversified gaming and entertainment company whose operations consist of Dover Downs Slots – an 91,000-square foot video lottery (slots) casino complex; the Dover Downs Hotel and Conference Center – featuring luxury accommodations with conference, banquet, fine dining, ballroom and concert hall facilities; and the Dover Downs Raceway – a harness racing track with pari-mutuel wagering on live and simulcast horse races.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF EARNINGS AND COMPREHENSIVE EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003
Revenues:
Gaming (1)	$48,632	$42,069	$193,922	$175,023
Other operating	7,900	9,241	33,795	32,476
Gross revenues	56,532	51,310	227,717	207,499
Less - promotional allowances	4,820	5,018	19,973	18,667
- non-recurring charge (2)	448	—	448	—
	51,264	46,292	207,296	188,832
Expenses:
Gaming	38,702	33,909	152,725	138,423
Non-recurring gaming charge (2)	1,802	—	1,802	—
Other operating	3,291	2,294	13,013	9,899
General and administrative	1,293	1,320	4,603	4,317
Depreciation	1,710	1,730	6,791	6,287
	46,798	39,253	178,934	158,926

Operating earnings	4,466	7,039	28,362	29,906

Interest expense	250	179	762	842

Earnings before income taxes	4,216	6,860	27,600	29,064

Income taxes	1,709	2,797	11,219	11,827

Net earnings	2,507	4,063	16,381	17,237

Minimum pension liability	—	95	—	127

Comprehensive earnings	$2,507	$4,158	$16,381	$17,364

Net earnings per common share:
- Basic	$0.10	$0.15	$0.62	$0.65
- Diluted	$0.10	$0.15	$0.62	$0.65

Average shares outstanding:
- Basic	25,927	26,478	26,339	26,511
- Diluted	26,004	26,502	26,414	26,537

(1)

Gaming revenues from the Company’s video lottery (slot) machine operations include the total win from such operations. The Delaware State Lottery Office collects the win and remits a portion thereof to the Company as its commission for acting as a Licensed Agent. The difference between total win and the amount remitted to the Company is reflected in gaming expenses.

(2)

Effective December 2004, the Company changed how its customers can use their reward points. As a result, the Company recorded a net, non-recurring charge in the fourth quarter of 2004 to record the points outstanding at the date of the change. All reward points earned by customers are now expensed in the period earned.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

RECONCILIATION OF GAAP NET EARNINGS TO PRO-FORMA NET EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2004	2003	2004	2003

GAAP net earnings	$2,507	$4,063	$16,381	$17,237

Non-recurring charge for points, net of income taxes (3)	1,338	—	1,338	—

Insurance proceeds, net of income taxes (4)	—	(771)	—	(771)

Pro forma net earnings	$3,845	$3,292	$17,719	$16,466

GAAP net earnings per common share - diluted	$0.10	$0.15	$0.62	$0.65

Non-recurring charge for points, net of income taxes (3)	0.05	—	0.05	—

Insurance proceeds, net of income taxes (4)	—	(0.03)	—	(0.03)

Pro forma net earnings per diluted share	$0.15	$0.12	$0.67	$0.62

(3)

Effective December 2004, the Company changed how its customers can use their reward points. As a result, the Company recorded a net, non-recurring charge in the fourth quarter of 2004 to record the points outstanding at the date of the change. All reward points earned by customers are now expensed in the period earned.

(4)	In the fourth quarter of 2003, the Company included in earnings proceeds of $1,300,000 ($771,000 after income taxes) relating to the settlement of a business interruption insurance claim.

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEET

In Thousands

(Unaudited)

	December 31, 2004	December 31, 2003
ASSETS

Current assets:
Cash	$17,688	$14,138
Accounts receivable	2,919	1,914
Due from State of Delaware	10,080	8,670
Inventories	2,147	1,801
Prepaid expenses and other	2,220	2,414
Receivable from Dover Motorsports, Inc.	2	—
Deferred income taxes	2,168	878
Total current assets	37,224	29,815

Property and equipment, net	123,076	122,344
Total assets	$160,300	$152,159

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$6,801	$6,516
Purses due horsemen	9,082	7,957
Accrued liabilities	11,990	6,015
Payable to Dover Motorsports, Inc.	—	96
Income taxes payable	651	53
Deferred revenue	195	261
Total current liabilities	28,719	20,898

Notes payable to banks	51,950	31,225
Deferred income taxes	6,861	5,061

Stockholders’ equity:
Common stock	936	1,033
Class A common stock	1,448	1,615
Additional paid-in capital	35,764	67,454
Retained earnings	35,156	24,873
Deferred compensation	(534)	—
Total stockholders’ equity	72,770	94,975
Total liabilities and stockholders’ equity	$160,300	$152,159

DOVER DOWNS GAMING & ENTERTAINMENT, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended December 31,
	2004	2003

Operating activities:
Net earnings	$16,381	$17,237
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	6,791	6,287
Amortization of credit facility origination fees	62	31
Amortization of deferred compensation	67	—
Deferred income taxes	165	1,116
Changes in assets and liabilities:
Accounts receivable	(1,005)	1,077
Due from State of Delaware	(1,410)	954
Inventories	(346)	(647)
Prepaid expenses and other	132	(1,068)
Receivable from/payable to Dover Motorsports, Inc.	(98)	371
Accounts payable	(909)	(575)
Purses due horsemen	1,125	(1,709)
Accrued liabilities	5,975	62
Income taxes payable	943	912
Deferred revenue	(66)	130
Net cash provided by operating activities	27,807	24,178

Investing activities:
Capital expenditures	(6,329)	(6,383)
Net cash used in investing activities	(6,329)	(6,383)

Financing activities:
Borrowings from revolving debt	226,905	158,480
Repayments of revolving debt	(206,180)	(168,145)
Dividends paid	(6,098)	(5,305)
Repurchase of common stock	(32,555)	(1,523)
Net cash used in financing activities	(17,928)	(16,493)

Net increase in cash	3,550	1,302
Cash, beginning of year	14,138	12,836
Cash, end of year	$17,688	$14,138